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                                                                    EXHIBIT 11.1

     EXHIBIT 11.1 COMPUTATION OF NET LOSS AND PRO FORMA NET LOSS PER SHARE

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
                                                                                           Nine Months
                                                      Year Ended January 31,            Ended October 31,
                                              -------------------------------------  ------------------------
                                                  1994        1995         1996         1995         1996
                                              -----------  -----------  -----------  -----------  -----------
Net loss                                        (757,000)  (4,791,000)  (6,869,000)  (4,295,000)  (1,953,000)
Weighted average common shares outstanding     5,212,500    5,425,408    6,362,535    6,250,111    6,844,224
Shares related to Staff Accounting
   Bulletin Topic 4D:
     Common stock                                412,020      412,020      412,020      412,020      412,020
     Common stock options                      2,192,524    2,192,524    2,192,524    2,192,524    2,192,524
     Preferred stock warrants                      6,600        6,600        6,600        6,600        6,600
Total shares used in computing
   net loss per share                          7,823,644    8,036,552    8,973,679    8,861,255    9,455,368
Net loss per share                               $ (0.10)     $ (0.60)     $ (0.77)    $  (0.48)     $ (0.21)

Calculation of shares outstanding for
   computing pro forma net loss per share:
     Shares used in computing net loss
        per share                                                        8,973,679                 9,455,368
     Adjustment to reflect the effect of the
        assumed conversion of convertible
        preferred stock from the date of
        issuance                                                        12,259,614                12,259,614
Shares used in computing pro forma
        net loss per share                                              21,233,293                21,714,982
Pro forma net loss per share                                               $ (0.32)                  $ (0.09)
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